Exhibit 99.1

TerrAscend Reports First Quarter 2022 Financial Results

NEWS PROVIDED BY

TerrAscend

May 12,2022,16:15 ET

TORONTO, May 12, 2022 - TerrAscend Corp. (“TerrAscend” or the “Company”) (CSE: TER) (OTCQ)(: TRSSF), a leading North American cannabis operator, today reported its financial results for the first quarter ending March 31, 2022. All amounts are expressed in U.S. dollars unless indicated otherwise and are prepared under U.S. Generally Accepted Accounting principles (GAAP).

First Quarter 2022 Financial Highlights

•
Net Sales were $49.7 million as compared to $49.2 million in Q4 2021.
•
Gross Profit Margin was 30.5% as compared to 42.3% in Q4 2021.
•
Adjusted Gross Profit Margin1 was 38.4% as compared to 49.8% in Q4 2021.
•
Adjusted EBITDA1 was $3.3 million as compared to $11.9 million in Q4 2021.
•
Adjusted EBITDA Margin1 was 6.6% as compared to 24.2% in Q4 2021.
•
Cash and Cash Equivalents totaled $88.4 million as of March 31, 2022.

Jason Wild, Executive Chairman of TerrAscend, commented, “While revenue and margins during the first quarter were impacted by the industry wide vape recall in Pennsylvania and front-loaded operating costs in New Jersey ahead of adult use, we expect revenue and margin to increase materially in the second quarter and beyond. The strategic decisions and investments we have made over the last three years position us well for substantial growth in each of our four key markets – New Jersey, Pennsylvania, Michigan and Maryland.”

Mr. Wild continued, “New Jersey adult use sales began on April 21st, a significant milestone for TerrAscend and the entire industry. Demand has been strong for our brands and our elevated retail experience. We recently introduced the first concentrates in the state and expect additional ‘first-in-state’ product introductions in the near future. In Pennsylvania, we continue to cultivate the highest quality flower in our history and have introduced new genetics, to which patients have reacted positively. In Michigan, Gage has positioned us as a leader in one of the largest cannabis markets in the U.S. Lastly, subsequent to the quarter end, we announced the acquisition of a medical dispensary in Maryland and 5 dispensaries in Michigan. These acquisitions exemplify our strategy of ‘going deep’ in the markets in which we operate. While remaining focused on organic growth, the dislocation in public and private company valuations should provide attractive M&A opportunities to accelerate growth in a financially disciplined way.”

Financial Summary Q1 2022 and Comparative Periods

(in millions of U.S. Dollars)	Q1 2021	Q4 2021	Q1 2022
Revenue, net	53.4	49.2	49.7
QoQ increase	7.5%	0.1%	0.9%
YoY increase	106.2%	-0.8%	-6.9%

Gross profit	34.9	20.8	15.1
Adjusted Gross profit[1]	34.9	24.5	19.1
Adjusted gross margin %	65.5%	49.8%	38.4%

Share-based compensation expense	3.6	1.5	3.4
General & Administrative expense (excl share based comp)	16.8	17.0	19.2
% of revenue, net	31.5%	34.5%	38.7%

Adjusted EBITDA[1]	21.6	11.9	3.3
Adjusted EBITDA % of revenue, net	40.4%	24.2%	6.6%

Net loss	(14.1)	(5.9)	(16.0)
Cash Flow from Operations	6.2	(3.8)	(18.8)

1. Adjusted EBITDA and the respective margin and Adjusted Gross Profit and the respective margin are non-GAAP measures. Please see discussion and reconciliation of non-GAAP measures at the end of this press release.

First Quarter 2022 Business and Operational Highlights

•
Closed on the acquisition of Gage Growth Corp.
•
Appointed Ziad Ghanem as President and Chief Operating Officer.
•
Appointed Jared Anderson, SVP Finance & Strategy, Charishma Kothari, SVP Marketing, and Charles Oster, SVP Sales.
•
Appointed Kara DioGuardi to the Board of Directors.
•
Became first major MSO to expand its ecommerce platform via proprietary Apothecarium mobile app, available in the Apple App store, with express pick-up and delivery where permitted.

Subsequent Events

•
Held the grand opening of adult-use sales on April 21st in Maplewood and Phillipsburg, New Jersey, two of only twelve dispensaries currently opened in the state.
•
Approved for hydrocarbon extraction in New Jersey with first products recently launched.

•
Signed lease on new facility in New Jersey, which will provide expanded capacity up to the 150,000 canopy square foot limit.
•
Received home delivery license for medical patients in New Jersey. Partnered with Cookies to open its third Cookies-branded dispensary in Michigan, located in Ann Arbor.
•
Announced agreement to acquire KISA Enterprises MI, LLC and KISA Holdings, LLC (“Pinnacle”), a dispensary operator in Michigan with 5 operational locations.
•
Extraction lab and packaging facilities in Michigan approved to start operations.
•
Announced acquisition of Allegany Medical Marijuana Dispensary (“AMMD”) located in Cumberland, MD, which will enable the Company to become vertically integrated in the state.
•
Announced the promotion of Jodie Lampert to SVP of Human Resources and the appointment of Lynn Gefen as Chief Legal Officer and Corporate Secretary.

First Quarter 2022 Financial Results

Net sales for the first quarter of 2022 totaled $49.7 million, up 1% sequentially and down 7% year over year, mainly related to the temporary impact of the vape recall on the Pennsylvania business, combined with the continued intentional accumulation of inventory in New Jersey, versus selling wholesale, in preparation for adult use sales. The Company’s Canadian business also experienced a soft quarter both sequentially and year over year. The declines were partially offset by three weeks of revenue from the Gage acquisition, which closed on March 10th.

Gross margin for the quarter was 30.5% as compared to 42.3% in the previous quarter. Adjusted gross margin for the quarter, excluding one-time impacts such as reserves for the Pennsylvania vape recall in the first quarter, was 38.4% as compared to 49.8% in the previous quarter. The sequential margin compression was driven by the under-absorption impact of lower volumes related to the vape recall in Pennsylvania, front loaded costs in New Jersey ahead of adult use sales, and an unfavorable mix from the addition of Gage.

General & Administrative expenses, excluding stock-based compensation, were up $2.2 million, including Gage, versus the previous quarter. As a percentage of revenue, G&A increased to 38.7% in the first quarter of 2022 from 34.5% in fourth quarter of 2021. The increase as a percentage of revenue was impacted by flat revenue combined with front-loaded spending in New Jersey ahead of adult use and the addition of Gage for part of the quarter.

Adjusted EBITDA for the quarter was $3.3 million versus $11.9 million in the previous quarter. This reduction was mainly driven by gross margin compression in Pennsylvania related to lower volumes and front-loaded costs in New Jersey ahead of adult use sales, as well as intentional accumulation of inventory in the state in preparation for adult use sales.

Operating loss for the quarter was $10.0 million, driven by the mix of revenue resulting in compressed gross margin.

Net loss for the quarter was $16.0 million, mainly driven by the operating loss, accrued income taxes of $3.7 million, and finance and other expenses of $6.9 million, partially offset by a net gain on fair value of warrant liability of $5.7 million.

Balance Sheet and Cash Flow

Cash and cash equivalents were $88.4 million as of March 31, 2022, compared to $79.6 million as of December 31, 2021, providing ample capacity to fund planned organic and inorganic growth initiatives.

Cash used from operations was $18.8 million for the three months ended March 31, 2022, mainly driven by working capital as the Company continued to prepare for adult use sales in New Jersey, as well as $8 million of interest payments. The Company received $23.9 million in proceeds from warrants and options during the quarter while paying $3.3 million to terminate the lease in Frederick, Maryland in preparation for the transition to the new facility in Hagerstown. A payment of $7.0 million was also made for the final earnout related to the acquisition of the State Flower business.

Capital expenditures were $4.2 million in the quarter, primarily related to the on-going expansion work at the Hagerstown, Maryland facility.

As of May 11th, 2022 there were 318.4 million basic shares outstanding including 252 million common shares, 14 million preferred shares as converted, and 52.4 million exchangeable shares.

Conference Call

TerrAscend will host a conference call today, May 12, 2022, to discuss these results. Jason Wild, Executive Chairman; Ziad Ghanem, President and Chief Operating Officer and Keith Stauffer, Chief Financial Officer will host the call starting at 6:00 p.m. Eastern time. A question-and-answer session will follow management’s presentation.

CONFERENCE CALL DETAILS

DATE:	Thursday, May 12, 2022
TIME:	6:00 p.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	1-888-664-6392
CONFERENCE ID:	37033819 (416) 764-8677 or (888) 390-0541
REPLAY:	Available until 12:00 midnight Eastern Time Thursday, May 26, 2022
Replay Code: 033819 #

Financial results and analyses are available on the Company’s website (www.terrascend.com) and SEDAR (www.sedar.com).

The Canadian Securities Exchange (“CSE”) has neither approved nor disapproved the contents of this news release. Neither the CSE nor its Market Regulator (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates Adjusted Gross Profit as Gross Profit adjusted for certain material non-cash items and Adjusted EBITDA as EBITDA adjusted for certain material non-cash items and certain other adjustments management believes are not reflective of the ongoing operations and performance. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes this definition is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of the Company’s underlying business performance and other one-time or non- recurring expenses.

The table below reconciles Gross Profit and Adjusted Gross Profit for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in millions of U.S. Dollars)	2021	2021	2022
Gross profit	34,942	20,830	15,140
Add (deduct) the impact of:
Vape recall	—	—	1,894
Accelerated depreciation	—	—	238
Non-cash write downs of inventory	—	1,968	—
Relief of fair value of inventory upon acquisition	—	1,735	1,806
Adjusted gross profit	34,942	24,533	19,078

The table below reconciles net loss to EBITDA and Adjusted EBITDA for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2021	2022
Net loss	$ (14,111)	$ (5,927)	$ (16,006)
Add (deduct) the impact of:
Provision for income taxes	9,436	6,942	3,743
Finance expenses	5,359	6,528	6,699
Amortization and depreciation	3,521	4,140	5,084
EBITDA	4,205	11,683	(480)
Add (deduct) the impact of:
Non-cash write-down of inventory	—	1,968	—
Relief of fair value of inventory upon acquisition	—	1,735	1,806
Vape recall	—		1,894
Share-based compensation	3,567	1,548	3,356
Impairment of property and equipment	—	470	—
Loss on lease termination	—	3,278	—
Revaluation of contingent consideration	2,997	932	119
Restructuring and executive severance	—	14	—
Legal settlements	1,381	—	—
Other one-time items	262	3,583	1,974
(Gain) loss on fair value of warrants and purchase option derivative asset	5,410	(14,189)	(5,713)
Indemnification asset release	1,197	613	(25)
Unrealized and realized (gain) loss on investments and notes receivable	(228)	—	—
Unrealized and realized foreign exchange loss	2,783	228	356
Adjusted EBITDA	$ 21,574	$ 11,863	$ 3,287

About TerrAscend

TerrAscend is a leading North American cannabis operator with vertically integrated operations in Pennsylvania, New Jersey, Michigan and California, licensed cultivation and processing operations in Maryland and licensed production in Canada. TerrAscend operates The Apothecarium and Gage dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns several synergistic businesses and brands, including Gage Cannabis, The Apothecarium, Ilera

Healthcare, Kind Tree, Prism, State Flower, Valhalla Confections, and Arise Bioscience Inc. For more information, visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct.

Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR at www.sedar.com.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	At March 31, 2022	At December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$ 88,407	$ 79,642
Accounts receivable, net	23,097	14,920
Investments	4,121	-

Inventory	64,058	42,323
Prepaid Expenses and other current assets	7,452	6,336
	187,135
	143,221
Non-Current Assets
Property and equipment, net	211,717	140,762
Deposits	7,798	-
Operating lease right of use assets	30,801	29,561
Intangible assets, net	354,452	168,984
Goodwill	235,681	90,326
Indemnification asset	3,994	3,969
Other non-current assets	4,823	5,111
	849,266	438,713
Total Assets	$ 1,036,401	$ 581,934

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$ 49,214	$ 30,340
Deferred revenue	2,029	1,071
Loans payable, current	60,108	8,837
Contingent consideration payable, current	3,114	9,982
Lease liability, current	1,688	1,193
Corporate income tax payable	28,808	18,939
Other current liabilities	3,305	-
	148,266	70,362

Non-Current Liabilities
Loans payable, non-current	184,558	176,306
Contingent consideration payable, non-current	2,586	2,553
Lease liability, non-current	32,450	30,754
Warrant liability	55,021	54,986
Deferred income tax liability	72,740	14,269
Financing obligations	12,142	-
Other long-term liabilities	3,399	3,750
	362,896	282,618
Total Liabilities	511,162	352,980
Commitments and Contingencies
Shareholders' Equity
Share Capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 13,358 and 13,708 shares outstanding as of March 31, 2022 and December 31, 2021 respectively
Series B, convertible preferred stock, no par value, unlimited shares authorized; 610 and 610 shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—
Series C, convertible preferred stock, no par value, unlimited shares authorized; nil and 36 shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—
Series D, convertible preferred stock, no par value, unlimited shares authorized; nil and nil shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—

Proportionate voting shares, no par value, unlimited shares authorized; nil and nil shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 52,395,071 and 38,890,571 shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—
Common stock, no par value, unlimited shares authorized; 251,971,226 and 190,930,800 shares outstanding as of March 31, 2022 and December 31, 2021 respectively	—	—
Additional paid in capital	850,386	535,418
Accumulated other comprehensive income (loss)	(783)	2,823
Accumulated deficit	(329,855)	(314,654)
Non-controlling interest	5,491	5,367
Total Shareholders’ Equity	525,239	228,954
Total Liabilities and Shareholders’ Equity	$ 1,036,401	$ 581,934

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the Three Months Ended
	March 31,	March 31,
	2022	2021
Revenue	$ 50,445	$ 56,496
Excise and cultivation tax	(786)	(3,142)
Revenue, net	49,659	53,354

Cost of Sales	34,519	18,412

Gross profit	15,140	34,942
Operating expenses:
General and administrative	22,552	20,392
Amortization and depreciation	2,618	1,873
Total operating expenses	25,170	22,265

(Loss) income from operations	(10,030)	12,677
Other expense (income)
Revaluation of contingent consideration	119	2,997
(Gain) loss on fair value of warrants and purchase option derivative asset	(5,713)	5,410
Finance and other expenses	6,856	6,390
Transaction and restructuring costs	615	—
Unrealized and realized foreign exchange loss	356	2,783
Unrealized and realized loss (gain) on investments	-	(228)
Loss before provision from income taxes	(12,263)	(4,675)
Provision for income taxes	3,743	9,436
Net loss	$ (16,006)	$ (14,111)

Foreign currency translation	3,607	(2,189)
Comprehensive loss	$ (19,613)	$ (11,922)

Net loss attributable to:
Common and proportionate Shareholders of the Company	$ (16,357)	$ (14,174)
Non-controlling interests	351	$ 63

Comprehensive loss attributable to:
Common and proportionate Shareholders of the Company	$ (19,964)	$ (11,985)
Non-controlling interests	351	$ 63
Net loss per share, basic and diluted

Net income (loss) per share - basic	$ (0.08)	$ (0.08)
Weighted average number of outstanding common and proportionate voting shares	211,126,932	171,371,637
Net income (loss) per share - diluted	$ (0.08)	$ (0.08)
Weighted average number of outstanding common and proportionate voting shares, assuming dilution	211,126,932	171,371,637

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for per share amounts)

	For the Three Months Ended
	March 31,	March 31,
	2022	2021
Operating activities
Net loss	(16,006)	(14,111)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Non-cash write downs of inventory	1,073	584
Accretion expense	(1,169)	(1,937)
Depreciation of property and equipment and amortization of intangible assets	5,085	3,521
Amortization of operating right-of-use assets	487	343
Share-based compensation	3,356	3,567
Deferred income tax (recovery) expense	(1,134)	224
(Gain) loss on fair value of warrants and purchase option derivative	(5,713)	5,410
Revaluation of contingent consideration	119	2,997
Release of indemnification asset	(25)	1,197
Forgiveness of loan principal and interest	-	(766)
Unrealized and realized foreign exchange loss	356	2,783
Unrealized and realized loss (gain) on investments	-	(228)
Changes in operating assets and liabilities
Receivables	(1,399)	511
Inventory	3,706	(4,161)
Prepaid expense and deposits	682	294
Deposits	(593)	-
Other assets	571	(189)
Accounts payable and accrued liabilities and other payables	(12,475)	1,439
Operating lease liability	(271)	(81)
Other liability	(437)	-

Contingent consideration payable	(324)	-
Corporate income tax payable	4,869	4,713
Deferred revenue	395	102
Net cash (used in) provided by operating activities	(18,847)	6,212
Investing activities
Investment in property and equipment	(4,193)	(8,311)
Investment in intangible assets	(106)	(40)
Principal payments received on lease receivable	156	193
Distributions of earnings from associates	-	99
Deposits for property and equipment	(6,058)	(4,826)
Deposits for business acquisition	(602)	-
Cash received on acquisition of Gage	24,716	-
Net cash provided by (used in) investing activities	13,913	(12,885)
Financing activities
Proceeds from options and warrants exercised	23,925	9,170
Proceeds from loans payable	-	766
Capital contributions paid to non-controlling interests	(227)	(161)
Payments of contingent consideration	(6,630)	-
Proceeds from private placement, net of share issuance costs	-	173,477
Net cash provided by financing activities	17,068	183,252
Net (decrease) increase in cash and cash equivalents during the period	12,134	176,579
Net effects of foreign exchange	(3,369)	(1,568)
Cash and cash equivalents, beginning of period	79,642	59,226
Cash and cash equivalents, end of period	88,407	234,237

Supplemental disclosure with respect to cash flows
Income taxes paid	8	4,499
Interest paid	8,271	9,140
Lease termination fee paid	3,300	-
Non-cash transactions
Shares issued as consideration for acquisitions	294,800	-
Shares issued for liability settlement	22	-
Accrued capital purchases	56	-

TerrAscend Corp. CNSX:TER

FQ1 2022 Earnings Call Transcripts

Thursday, May 12, 2022 10:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ1 2022-			-FQ2 2022-	-FY 2022-	-FY 2023-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS Normalized	0.01	(0.08)	NM	0.02	0.06	0.12
Revenue (mm)	48.00	49.66	3.46	83.00	346.00	700.16

Currency: USD

Consensus as of May-12-2022 12:48 PM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Positive EPS Normalized surprise
Negative EPS Normalized surprise
Neutral EPS Normalized surprise
Volume
15.00
12.50
10.00
7.50
5.00
2.50
1.00mm
0.80mm
0.60mm
0.40mm
0.20mm
0.00mm
1
2
3
4
Jul 2021
Sep 2021
Nov 2021
Jan 2022
Mar 2022
May 2022

		- EPS NORMALIZED -
	CONSENSUS	ACTUAL	SURPRISE
FQ2 2021	0.03	(0.02)	NM
FQ3 2021	0.01	0.68	6700.00%
FQ4 2021	(0.01)	(0.62)	NM
FQ1 2022	0.01	(0.08)	NM

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Contents

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	10

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Call Participants

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

EXECUTIVES

Jason Garrett Wild
Executive Chairman

Keith Stauffer
Chief Financial Officer

Ziad Ghanem
President & COO

ANALYSTS

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

Andrew Semple
Echelon Wealth Partners Inc., Research Division

Andrew Bond

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

Howard Wells Penney
Hedgeye Risk Management LLC

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Matthew Robert McGinley
Needham & Company, LLC, Research Division

Noel John Atkinson
Clarus Securities Inc., Research Division

Victor Ma

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Presentation

Operator

Good afternoon, ladies and gentlemen, and welcome to the TerrAscend Corp. First Quarter 2022 Financial Results Conference Call.

Joining us on today's call are Jason Wild, Executive Chairman; Ziad Ghanem, President and Chief Operating Officer; and Keith Stauffer, Chief Financial Officer. [Operator Instructions] As a reminder, this call is being recorded today, Thursday, May 12, 2022.

And I would now like to turn the conference over to Keith Stauffer, Chief Financial Officer. Please go ahead.

Keith Stauffer
Chief Financial Officer

Good afternoon, everyone. Today's presentation includes forward-looking statements about the business outlook in the states in which the company operates. Each forward-looking statement discussed in today's call is subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Additional information regarding these factors appears under the heading Risk Factors in our 10-K that was filed with the Securities and Exchange Commission and available at www.sec.gov and on our website at www.terrascend.com. The forward-looking statements in this presentation speak only as of the original date of this presentation, and we undertake no obligation to update or revise any of these statements.

I'd now like to turn the call over to Jason.

Jason Garrett Wild
Executive Chairman

Good afternoon, everyone, and thank you for joining us today. The strategic measures we have taken thus far, operationally and through M&A have us well positioned to deliver strong growth. Today, we are among the leaders in each of our 4 key markets: Pennsylvania, New Jersey, Maryland and now Michigan. Our strategy is to go deep within a number of attractive states and in doing so, holds leadership positions in those markets. This strategy could not be more evident than with New Jersey officially opening for adult-use sales on April 21, a significant day not only for TerrAscend but the entire industry.

Today, we are 2 of the 12 retail locations opened in a market expected to grow to $2.5 billion by 2025. I believe that by focusing specifically on entering medical-only states early, we can eat while we dream, profitably growing with the market until adult use comes into play. This was our playbook in New Jersey, and we are following the same steps in Maryland and Pennsylvania, both of which we expect to move ahead with adult use in the not-too-distant future.

Speaking of Maryland, we continue to lay the groundwork for a scaled and vertically integrated business. We recently announced the acquisition of Allegany's Medical Marijuana Dispensary, an 8,000 square foot retail location attractively located within 6 miles of 3 states. During the quarter, we also closed on Gage, a leading operator in Michigan, one of the largest and most sophisticated markets in the country. Gage brings to us pristine operations and incredible brands and elevated retail experience and meaningful partnerships with other leading brands. With the acquisition now closed, integration is well underway. We are excited about our path forward in Michigan, and we'll look to expand our retail

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footprint rapidly as evidenced by our recent acquisition of Pinnacle and its 5 dispensaries.

In a very short period of time, TerrAscend has grown substantially. Today, we have assembled a phenomenal portfolio of assets in a financially disciplined way, which will enable us to drive the profitable growth that we expect in the future. Let me take you through our portfolio. Our retail footprint at the end of the first quarter comprised 26 open stores across 4 states and Canada. With the acquisitions of Pinnacle in Michigan and Allegany Medical in Maryland as well as the planned openings in Lodi, New Jersey and several new stores in Michigan, our footprint at the end of the year is expected to surpass 40 stores across 5 states and Canada.

Our cultivation footprint provides us with scale capacity in our 4 core states. We completed the upgrade and expansion of our Pennsylvania facility, which provides us with availability for further expansion to support future demand. We also have significant capacity expansions underway in both New Jersey and Maryland. And finally, in Michigan, we were just recently approved to open our extraction lab and our Monitor II Phase II cultivation expansion is planned to become operational midyear, both of which will enable us to bring more cultivation and manufacturing in-house to support our growth plans and further expand our margins.

Quality and branding remain very important to us. We strongly believe that these capabilities will win the day in increasingly competitive market environments. In addition to our high-quality owned brands, we have partnerships in place with leading brands that have the same focus, including Cookies, Pure Beauty and Khalifa Kush. Our intention is to leverage all of our leading brands and genetics across all of our markets. From a talent perspective, I am very pleased that we have completed the build-out of a diverse executive team, which includes Ziad Ghanem, who joined us during the first quarter and our most recent additions, Jodie Lampert to head HR; and Lynn Gefen to lead our legal team.

All of the work that we have done in our core markets for the last several years is falling into place now. The first quarter transition has positioned us to go on to bigger and better things going forward. New Jersey is now in full swing with adult-use sales. In Pennsylvania, we continue to cultivate and bring to market a high-quality flower, new strains and new products, including our new vapes. In Maryland, expansion is well underway, and we will be vertically integrated once Allegany closes shortly. And in Michigan, we are well positioned with our retail and supply expansions.

Additionally, there are increasingly attractive M&A opportunities for us to deepen our presence in existing markets and expand into new markets. We are here in this good position because we have been financially disciplined and possess a strong balance sheet without having relied on a high-cost capital options like sale-leasebacks.

I would now like to turn the call over to Ziad, who will provide a further review of our business by states.

Ziad Ghanem
President & COO

Thank you, Jason, and good evening, everyone. As Jason mentioned, we are successfully executing on our long-term growth strategy on all fronts. We could not be more excited about our leadership position in each of the 4 key markets in which we currently operate. Starting with New Jersey. Adult-use sales began on April 21, a significant milestone for our company. Over the last several quarters, we have been preparing for this transformative event working side by side with the CRC to obtain all of the necessary approvals, ensure sufficient inventory, the right level of staffing and new adult use packaging, all to ensure that our patient and customer experience was in place to eager -- was in place in eager anticipation of this day, and we were ready.

TerrAscend was chosen as one of only 7 operators authorized to participate in opening the adult-use sales, a testament to the readiness of our team. Today, only 12 dispensaries are open for adult-use sales, serving the total state population

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of approximately 9 million. Of the 12 open dispensaries, our Maplewood and Phillipsburg locations held their adult-use grand openings. Lodi will be our third location expected to open for patient and adult-use sales after we finalized the approval process, which is expected shortly.

Our grand openings were a huge success. Public data suggests that the state generated $1.9 million in sale and completed over 12,400 transactions on opening day. We estimate that our 2 locations over indexed, representing 20% of total gross sales that day and 18% of total transaction that does not even include our branded products sold in other dispensaries. All in, we believe that our product market share is even higher. Our first 3 weeks of adult-use sales confirms our previously disclosed projection that each of our 3 retail locations have the potential to generate $40 million in revenue annually.

Further fueling our confidence is that we are hitting the sales level without edibles and concentrates, 2 categories that we expect could account for up to 40% of sales in our stores. Being first to market with these and demand products will drive foot traffic to our stores and increase in average basket size. Our fast start in Maplewood and Phillipsburg speaks to the excellent relationship we have been able to foster with the town, leadership and stakeholders. We are experiencing the same trusting relationship with the town of Lodi and eagerly await the opening of that store.

Additionally, we are ensuring that we have ample inventory and throughput capacity, not only for the increased adult-use demand, but equally important to ensure that there is no adverse effect on availability or experience for our medical patients. Initial data indicates that patient wait time has not been impacted and is averaging less than 2 minutes. In Q1, our priority was to ensure enough inventory for our stores while being conservative with respect to supplying the wholesale market. Not only did we meet the demand of our medical patients in new adult-use customers, but we resumed selling our branded products at wholesale at the beginning of Q2, which we expect to continue to do going forward as planned.

Having one of the leading scaled cultivation and manufacturing footprints in the state is a key enabler to continue to be a leader in this important market. We are also excited about 2 significant incremental growth drivers in New Jersey. Our recent approval of hydrocarbon extraction and our exclusive partnership with Cookies with respect to hydrocarbon extracted products, we were the first operator to launch concentrates with the introduction of our live resin date last Saturday in New Jersey. This is a significant win for us. Concentrates represent up to 20% of sale in other markets and had not been available in New Jersey. These products and form factors are often preferred by the cannabis connoisseur and have larger market share among the more sophisticated markets like California and Michigan.

Additionally, we soon plan to introduce Cookies branded products to the market through our Cookies corners, a store within a store concept and each of our retail dispensaries in the state, subject to CRC approval. Needless to say, we expect hydrocarbon extracted product and the Cookies brand to drive more traffic and loyalty to our dispensaries. Finally, we recently signed a lease for a new facility which will enable us to expand up to the 150,000 square foot canopy limit over time. With this scale, we expect to continue to be both a retail and wholesale leader in New Jersey. We believe the New Jersey adult-use launch sets the stage for other states in the Northeast to similarly approve adult-use sales over the next 12 to 24 months, most notably, Pennsylvania and Maryland, where we also have established leadership positions.

Moving next to Pennsylvania. I'm pleased with our continued progress and execution despite the statewide vape recall during the first quarter. The impact of the vape recall was significant to both our retail and wholesale business. With Q1 behind us, we expect the impact of that recall to have minimal impact in Q2 due to our fast action to replace the recalled product with new fully compliant ones. Today, we are able to produce the same volume as we did prior to the recall across 4 categories in 20 to 30 strains within each. Thus far, patients have reacted positively to these new products in our stores, and we are seeing the same at wholesale.

Our facility renovation in Pennsylvania is complete. Pennsylvania opened the genetics window on December 1 for 30

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days. And hence, we believe we now have one of the largest and most diverse genetics libraries in the states. We initially introduced limited new genetics through our stores in Q1. The velocity of sell-through and consumer feedback has been excellent. We can't wait to see the reaction at wholesale now that we are harvesting larger quantities of product sell-through. From a retail perspective, our 6 stores in Q1 performed in line with expectations outside of the vape impact.

At wholesale, we have reached near full penetration again and are now focused on driving larger order size and frequency driven by the new strain and products that we initially launched in our own locations. The action we took in the middle of last year resulted in us now selling the highest quality flower we ever have. And combined with what we believe to be the best genetics library and brands in the state, we are well positioned in the near and long term as the state moves towards adult use.

Staying in the Northeast, Maryland is another limited license market in which we are an early mover. Maryland is a $600 million medical market with a population of roughly 6 million. Adult use is expected to be on the ballot in November with a rollout possible by mid-2023. We are expanding capacity and adding dispensaries, which will enable us to capitalize on growing demand. Since the closing of the HMS acquisition in 2021, which provided us with cultivation and processing capability, we have made significant progress in expanding our wholesale distribution points with our branded products. We now have 60% of market distribution points at wholesale as compared to 25% at the time of the acquisition.

In Maryland, our strategy remains consistent with the other states in which we operate, become a vertically integrated leader in the pre-adult-use market. To that end, and subsequent to the first quarter end, we acquired Allegany Medical, an 8,000 square foot high-performing dispensary in Cumberland, strategically located in close proximity to the West Virginia and Pennsylvania borders. We plan to rebrand this dispensary as the Apothecarium, our award-winning retail dispensary concept. We will also increase the penetration at this location with TerrAscend's high-quality branded product. We will continue to pursue further retail expansion through M&A up to the 4 dispensary limit to fully prepare ourselves for the potential future adult-use demand.

In Hagerstown, the build-out of our 150,000-plus square foot facility is progressing on schedule and on budget. Upon completion, we will have additional cultivation and manufacturing capacity. This will allow us to launch additional brands and form factors into the market. The extraction lab should be turned on this quarter with cultivation operational in Q3.

Now for a discussion of our newest market, Michigan. We closed on the Gage acquisition late in the quarter. We are very excited to have added a leading position in Michigan, the third largest U.S. market, estimated at approximately $2 billion in sale annually. We were fortunate to be able to enter the Michigan market with the highly recognizable and sought after Gage brand and its exclusive library of genetics as well as exclusive licensing partnership with Cookies, Pure Beauty and Khalifa Kush.

Integration is well underway and ahead of schedule. Additionally, progress on revenue growth and margin expansion drivers continues according to plan. We now have 12 Gage or Cookies dispensaries in Michigan and 1 in Canada with 7 new locations planned to open over the coming months. Furthermore, upon closing of the Pinnacle acquisition, we will add 5 more dispensaries. Capitalizing on Gage's strong brand recognition and retail experience, our plan is to rebrand these dispensaries under the Gage or Cookies banner. We will begin supplying these stores with our sort after Gage and Cookies branded product.

We expect our brands to achieve the same penetration level as our current stores. These plan, along with the additional potential M&A, put us on track to end the year with at least 25 dispensaries in the state. We are pleased with the ongoing gross margin trajectory and expect further improvement from the just opened extraction lab, the Harrison logistics and packaging facility and the Monitor II cultivation expansion once completed.

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Since joining TerrAscend in January, I have had the chance to do a full comprehensive review of the company's strength and opportunities without ignoring the exogenous challenges that all MSOs are facing in these early days of industry growth. We have a U.S. map that is wide open for us, allowing us to be selective with the increasing pace of opportunities that are constantly knocking at our door. The multiples have been trending down considerably, and we will continue to make financially disciplined decision.

In addition to all this, we had a meaningful backing from Jason and the JW Asset Management that continues to help drive our strategy, not only from a financial perspective, but also continuing to present attractive opportunities to tariff end, especially in these more trying times in the capital markets. To summarize, we have put together a seasoned and experienced leadership team. The hard decisions have been made over the last year. Our investments in core infrastructure are in place in our 4 key markets, and we are ready to go.

I would like to now turn the call over to Keith to provide a financial update.

Keith Stauffer
Chief Financial Officer

Thank you, Ziad, and good evening, everyone. The results that I'll be going over today have already been filed on both SEDAR and EDGAR. I'd also like to remind everyone that effective with our previous 2021 10-K filing in March, we became a U.S. filer with the SEC and report our results in accordance with U.S. GAAP. All of the results that I will reference today are stated in U.S. dollars.

Net sales for the first quarter totaled $49.7 million, a decline of 7% year-over-year and up 1% sequentially. The results are mainly related to the temporary impact of the vape recall on our Pennsylvania business, combined with our continued accumulation of inventory in New Jersey versus selling wholesale in preparation for adult-use sales. Our Canada business also experienced a soft quarter both sequentially and year-over-year. The declines were partially offset by the 3 weeks of revenue contribution from the Gage acquisition.

Regarding sales by channel, wholesale revenue for the quarter was $24 million, a decline of 2% sequentially, driven by the PA vape recall, the continued build of inventory in New Jersey and softness in Canada, partially offset by the addition of Gage. Retail revenue for the quarter was $25.7 million, an increase of 4% sequentially driven by the addition of Gage and partially offset by the vape impact in our 6 Pennsylvania stores. New Jersey and California retail sales were stable sequentially, and this was pre adult use for New Jersey.

Gross margin for the quarter was 30.5% as compared to 42.3% in the previous quarter. Adjusted gross margin for the quarter, excluding onetime impacts, which includes reserves for the PA vape recall in Q1 was 38.4% as compared to 49.8% in the previous quarter. The sequential margin compression was driven by the under-absorption impact of lower volumes related to the vape recall in PA, front-loaded cost in New Jersey ahead of adult-use sales, and an unfavorable mix from the addition of Gage for part of the quarter.

We expect for Q1 to be a low point for gross margin as we have already begun to recover from the temporary impact of the vape recall and as our New Jersey adult-use business begins to accelerate in Q2 and then more fully in the back half of the year. Additionally, we continue to execute on our gross margin expansion plans in Michigan, which include the opening of our extraction lab, the opening of our Harrison logistics and packaging facility and the upcoming completion of the cultivation expansion in Monitor.

G&A expenses, excluding stock-based compensation, were up $2.2 million versus the previous quarter, including Gage. As a percentage of revenue, SG&A increased to 38.7% in Q1 from 34.5% in Q4. The increase as a percentage of revenue was impacted by flat revenue combined with front-loaded spending increases in New Jersey and the addition of

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Gage for part of the quarter. Adjusted EBITDA for the quarter was $3.3 million versus $11.9 million in the previous quarter. This decline was driven by the gross margin compression in Pennsylvania and front-loaded costs in New Jersey as well as the decision to accumulate inventory in the state in preparation for adult-use sales.

Similar to what I mentioned about gross margin earlier, we expect for Q1 to represent a low point for adjusted EBITDA and adjusted EBITDA margin as we recover from the temporary effects of the vape recall in Pennsylvania as our New Jersey adult-use business continues to ramp and as the margin expansion activities in Michigan progress.

Turning to the balance sheet. We ended the quarter with a healthy cash balance of $88.4 million versus $79.6 million at the end of December. This healthy cash position will enable us to continue to invest in the business, both organically and through M&A. During the quarter, we used $18.8 million in cash from operations, mainly driven by an increase in working capital as we continue to prepare for adult use in New Jersey as well as $8 million of interest payments. We expect to convert the working capital build to cash over the coming weeks and months.

We received $24 million in proceeds from warrants and options during the quarter. We also paid $3.3 million to terminate our lease in Frederick, Maryland as we prepare for the transition to our new Hagerstown facility. And we made the final scheduled earn-out payment of $7 million for our State Flower business. Finally, CapEx spending during the quarter was $4 million, mostly related to the ongoing work at our Hagerstown facility.

In conclusion, we continue to execute on our strategic priorities and invest for future growth. We expect substantial revenue growth in Q2, fueled by the beginning of New Jersey adult-use sales, the continued rebound in Pennsylvania as well as a full quarter of Gage. As a result of these key revenue drivers, we expect gross profit margins and adjusted EBITDA margins to rebound in the second quarter and then to more fully accelerate into the back half of the year, further fueled by SG&A leverage from continued disciplined management of spending.

This concludes our prepared remarks. I'd now like to ask the operator to open the call for questions.

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Question and Answer

Operator

[Operator Instructions] Your first question comes from Andrew Bond of Jefferies.

Andrew Bond

Andrew Bond in the line for Owen Bennett. So first, in New Jersey, I appreciate your commentary around being first to market with vape as well as resuming those wholesale operations at the beginning of 2Q. So, I think everybody on the call is familiar the product format variety and product selection variety is quite limited in the market currently for rec customers. So, a 2-part question. First, curious on your thoughts in general around the overall market product variety and how that trends over time. And then secondly, do you think your New Jersey operations are better positioned on product variety versus peers? And if so, how or to what extent do you think that benefits your retail and wholesale operations?

Jason Garrett Wild
Executive Chairman

Sure. Ziad, would you like to take that question?

Ziad Ghanem
President & COO

Sure. Andrew, thanks for the question. From a -- for the first part of the question, the overall market performance and also from a product perspective, we're very excited about the start out of the gate in New Jersey. As I mentioned in my remarks, we are even more confident about the numbers that we shared in the past. Currently, the limited assortment or the limited menu that exists was driven by multiple factors. Initially, we wanted to collect data to see how can we protect the patient's inventory. Second, we wanted to make sure that with the new labeling and the new product label and serialization, the complexity that came in within days of the launch made the full menu more complex.

Currently, we have multiple strains of flower on our menu. We have multiple strains of vape on our menu. We have limited edible assortments to grow exponentially this week. And then we have introduced the concentrate. We expect in the next few days to weeks to have a full menu in our stores, and we believe that the diversity of the products will give us an advantage, both from a wholesale perspective and a retail perspective. The product has been extremely popular around -- with our patients. And we have been able to rotate multiple strains on a daily basis, and the reaction has been very positive.

Andrew Bond

Perfect. Very helpful color, Ziad. And then secondly, just on the newly signed lease for cultivation in New Jersey. Given the current state of the market and also some wholesale opportunities coming online coming into next year with new stores licensed, I'd assume you want that facility up and running as soon as possible. So, can you just walk us through what you can share around the timing of the ramping of that facility from plants in the ground to initial harvest?

Ziad Ghanem
President & COO

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Yes. Andrew, I would say 2 phases for our New Jersey. The first phase is really -- we strongly believe and the data shows that New Jersey is going to be a demand market. And we will continue to plan very strategically on how we distribute our products between our stores and wholesale and how -- what percentage we carry in our stores from a third-party versus our own brand in order to offer our patients and our customers a diverse product. So that's Phase I, and we feel pretty good that we have a good plan for this.

As far as expanding our cultivation footprint, we plan to fully introduce more cultivation space. And we will, in a planned way, expand up to the 150,000 square footage that we are licensed for. We will start -- the project has already started in that facility, and then we will share more on the details of the completion of the project and the bringing online of extra cultivation product.

Andrew Bond

Great. Looking forward to following along with the rest of the year.

Operator

Your next question comes from Kenric Tyghe of ATB Capital Markets.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Just, I'm wondering if you and the team could help us better understand or perhaps, Keith, if you could break out the moving parts on the gross margin compression in quarter. Clearly, there are a number of moving parts, but just the quantum of that decrease is obviously a big negative surprise. I realize that we're through it, but I certainly think then it would kind of handicap or tease out the various pieces of it might be instructive for the call as people try and handicap the recovery profile look into the second quarter.

Keith Stauffer
Chief Financial Officer

Yes. Sure. Should I take that, Jason?

Jason Garrett Wild
Executive Chairman

Sure.

Keith Stauffer
Chief Financial Officer

Yes. So Kenric, yes, so for sure. It was a big impact and a variety of different factors. And the first and foremost, and you heard it multiple times in our prepared remarks, is really the vape recall, and that by far has the largest impact on our gross margins. We really -- the volume loss there combined with just the under-absorption at the facility really hit us in Q1. And like we talked, we feel confident. As we look forward, that's the trough and it's going to pick up from there. So that's first point. The second point is around Michigan. And it's a little bit distorted because we only have Gage in our numbers for 22 days, but it -- Gage was dilutive to our margin in the quarter. A full quarter in Q2 is going to be more representative. And so again, we believe that that dilutive impact in the quarter will bounce back next quarter.

The third that we didn't highlight in the prepared remarks, but what I explained is with Maryland, we're in the process of

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transitioning out of the existing smaller facility and into the new expanded Hagerstown facility in the coming weeks. And so we've been scaling down the production and the output from Frederick in order to sort of hedge against just that disruption of moving live plants and just make the process more manageable. So that has dilutive impact on the quarter as well. And then last but not least, is New Jersey. Like we mentioned several times, really, we have some cost upfront there that we've been incurring and incurred even more so in Q1 in the run-up to adult use here in April. So really, those are the 4 moving parts. PA by far, the largest, and I kind of went in defending order of impact in the explanation there.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

So is it just safe to say that the PA recall and if I'm reading your comments correctly was well in excess of or at least half of that the downdraft in the quarter. Would that be a fair characterization?

Keith Stauffer
Chief Financial Officer

Yes. Yes. And again, just want to emphasize if I haven't been clear enough, which is, again, we see Q1 being the trough here. Like we said in our prepared remarks, we expect a rebound in Q2 and then further inflection from there in the back half of the year as we build into New Jersey adult use as Pennsylvania continues to recover the volumes and as Gage -- the margin expansion activities in Gage continue.

Kenric Saen Tyghe
ATB Capital Markets Inc., Research Division

Great. And just one more quick one for me. Just with respect to New Jersey, certainly, the understanding, I think, of expectations ahead of adult use were that the likes of yourselves and 1 or 2 of your competitors were very well positioned. And if anything, we're setting inventory rich and chomping at the bits to get at the market. And yet in quarter, it appears that you -- we're looking to preserve inventory or rather build inventory for your own stores. So, could you just help us reconcile how that evolves? I realize, again, a lot of moving parts, dates getting bounced around, but any insight there would be useful as well. And I can pass that on.

Ziad Ghanem
President & COO

Yes, I can take this one, Keith. Kenric, in our case, we are not trying to reserve inventory for our stores. The inventory that we have, like the way we promised before, it's still in the same position we had. What has been the challenge for us and for many others is the manpower, the new labeling and the transition of those products to adult packaging into the stores. As time has gone, we are that much closer to have no restriction, no handcuffs around having a full menu and full launch of all those SKUs and products in our stores. So just want to confirm, it is not an inventory pinch. As a matter of fact, we have resumed our wholesale at the beginning of the quarter for SKUs that were easy to label and easy to produce. So, inventory continues to be strong, but it's the logistics that's getting better.

Jason Garrett Wild
Executive Chairman

Yes, I would just add to that. We did hold back product as we got to the end of Q1. And originally, we thought we were going to be approved. I think it was on March 24. And then that was delayed. And in the remaining days of that quarter, we realized that there was a good chance that we would be one of not everybody getting approved for adult use. So, we decided to pull back on making a wholesale sales at the end of Q1.

And the other reason that we did that was because we had the feeling that they were going to go from getting that

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30-day notice period, which was what we expected on March 24 to -- in the beginning of April or the day that they rescheduled the vote that it might be a lot quicker than 30 days, which would give us less time to acquire wholesale products from others. And we just put a little bit more of a rush on all of us to have enough product to stock our stores. So there was a hold back towards the end of the quarter, and we were -- it was intentional, and we felt like we had an even better chance of retaining all of that product and selling it all through our stores, especially if not everybody was going to be approved to go rec.

Operator

Your next question comes from Andrew Partheniou of Stifel GMP.

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

Maybe just first on New Jersey. You reiterated that you believe your stores can do $40 million annually in sales, which is a pretty impressive number and also mentioned that due to your positioning, you accounted for 20% of total sales on the first day. And that number seems to be significantly higher than the $40 million annually. So, I'm just wondering, is that $40 million annually, do you see that as a comfortable number, a long-term kind of target when things settle out? Or do you see some upside to that?

Jason Garrett Wild
Executive Chairman

Yes. I mean we definitely see upside to it. I could tell you that one of the things that we've been discussing over the last couple of weeks is when we were looking at what we saw -- we thought we could do at least $40 million per store, but we had been throwing around some math and around trying to figure out how much these stores could be if there was a whole lot of demand in excess of $40 million. And we originally were thinking maybe $50 million to $60 million per store. And what we saw or what we've seen over the last few weeks is that we actually think that all of our dispensaries, even including Phillipsburg, which is smaller, had the ability to drive more like $70-plus million in sales, assuming that the demand is there.

So I'm not sure that, that was the answer to your question. But we definitely feel more confident than ever that we should be hitting a $40 million run rates and sustaining $40 million run rate in the coming months. But we actually have expanded our view on what these stores can do with demand that's in excess of that. I guess as you see, it's based upon the first day stats that were put out by the state. We were already pretty much there.

Ziad Ghanem
President & COO

Maybe just to jump in and just add a clarification there, Andrew. I'm not sure if the day 1 sales are a representative where you can just take that times 365. I think the day 1 sales for the whole state were a pent-up demand to some degree. But yes, so I don't know if that addresses your question as well.

Andrew Partheniou
Stifel Nicolaus Canada Inc., Research Division

No, that's perfect. And the qualification is definitely well understood. A follow-up to that, maybe transitioning towards the commentary around M&A. You discussed around acquiring more stores in Maryland in the past entering new states like Massachusetts and today, you discussed the valuations are decreasing. Just wondering on -- if you could give a little bit more color on kind of what you're seeing, what's the pipeline looking like? Is something -- at what stage of discussions that you're at? And considering where equities are trading, would you see this as more of a cash deal or a combination

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of cash and equity unchanged from in the past?

Jason Garrett Wild
Executive Chairman

Sure. I'll take that. So there's definitely been an increase in reach out to us about deals that were -- that have become available. We think that there are going to be some amazing opportunities. We have been -- thus far, we have been really focused on and really happy with the opportunities that we have in the space where we operate. So, we -- I joked internally with the M&A team that the best deals that you get are the deals you get when you don't need deals. And that's definitely the position that we feel like we're in. I wouldn't say that the opportunities at this point that we're seeing are like we'd be crazy to turn them down.

But we think we're going to get to that point in the coming months. There are -- based upon our wide-open map and the ability for us to add different states opportunistically and where it could be -- we don't need to necessarily enter this state or that state. There's just so many attractive single-state operators in different states and the fact that we can be opportunistic and really wait for the ones that we'd be crazy to turn down. That's what we think is going to happen in the coming months. We are working on -- as we've mentioned in the past, we are working on more acquisitions within the states that we operate in, and those are similar terms to say the Pinnacle deal in Michigan and the Allegany deal in Maryland. Those are already super attractive, especially based upon the fact that we've already got scale in those places.

But in terms of entering some additional states, we think that in the coming months, we're going to be able to really be super opportunistic and not to throw too many cliches around but that we can really wait for our pitch. We've got the balance sheet to be able to use cash as a component. We also have the ability -- we have more capacity under our debt facility that we could deploy in order to use cash in a transaction. But the fact is so many of these deals are -- and all of these private assets have gone down as much, if not more, than the public assets that even if we use stock and don't get me wrong, I think the stock is much lower than it should be here right now. But even if we use stock, these deals would be amazingly accretive because we'd be buying assets for much, much lower multiples.

Operator

Your next question comes from Vivien Azer of Cowen and Company.

Victor Ma

This is actually Victor Ma on for Vivien Azer. So just to kind of -- this is more of an industry-wide question, but commentary on the California suggests that price deflation hasn't abated. And our industry conversations would suggest that, that in part was a function of excess planting in 2021 after the wildfires in 2020. So, to the extent that's true, do you have an early read on what the planned cultivation is in the state for 2022 relative to last year?

Jason Garrett Wild
Executive Chairman

Ziad, do you want to take that?

Ziad Ghanem
President & COO

Sure. Victor, I just want to make sure -- yes, sure. Victor, I just want to make sure I understand the question. Are you specifically asking about California or you are asking in general in the market?

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Victor Ma

Specifically about California, given that it has an outsized impact on just industry pricing.

Ziad Ghanem
President & COO

Sure. Yes, we have seen and felt that impact. We continue to work very closely with the team in California to really address the issue. We still are seeing and maintaining a premium price to our specialty and quality flower from State Flower. At the same time, the team proactively have realized that challenge and have started internal initiatives to reduce the cost per pound, the production, the cost to produce a pound by almost $200. So, with those 2 combined together, we are combating that wave effectively.

Operator

Your next question comes from Eric Des Lauriers of Craig-Hallum Capital.

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

First, can you just talk about the pricing dynamics that you're seeing in Michigan? I know it's obviously another challenge state here. And then how Gage's pricing is kind of holding up. And then sort of how that's informing your premium strategy in your other core markets.

Ziad Ghanem
President & COO

Sure. I'd be happy to talk -- to take this, Jason. I can start. We are watching very closely the pricing situation in Michigan. With our genetics and with our brands, both the Gage brand and the Cookies brand, we continue to see our premium price exist in the market. And in Michigan, we have held back by design, kept our Gage product in our stores and our Cookies product in our store. Moving forward, going forward, as we see the number of dispensary increase, as we see the pricing pressure increase, we will start very thoughtfully addressing some of the non-vertical dispensaries in the states that are not associated directly with the cultivation.

We will start a wholesale outreach in order to put strategically our brands and accomplish bigger penetration with that premium price in those dispensaries in a way that does not cannibalize in the same MSA any of our stores. So pricing, we're watching very carefully. Expanding and using the penetration or the highest -- the higher number of stores and leveraging this to our advantage is something we just started, and we'll keep an eye on that dynamic to make sure our premium product continue to offer us a premium price. Eric, does that answer the question?

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

Yes, yes, yes. No, that's good. I mean if you can see to a specific dollar amounts for ASPs or percentage premiums, obviously, that would be helpful for anyone listening, but I understand if you don't want to get into that detail. So, my second question here is just on New Jersey. So, I appreciate the color that you gave on one of the earlier questions just kind of around the timing and phases of the expansion. My question is just a clarifying one. Do you plan on transitioning out of your current production location like you are in Maryland for this second cultivation facility? Or should we think of that as you guys eventually having 2 cultivation facilities in New Jersey?

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Ziad Ghanem
President & COO

Yes. I can take this.

Jason Garrett Wild
Executive Chairman

Yes. I just -- go ahead.

Ziad Ghanem
President & COO

Go ahead, Jason. Go ahead, you start. I can -- I just want to…

Jason Garrett Wild
Executive Chairman

I was just going to say New Jersey changed the law about a year ago where you could have 2 different cultivation locations. Maryland does not allow through different locations. That's why we need to close one to be able to open up the other one. But New Jersey doesn't require one location, and the plan is absolutely to keep our current location and have everything at the other location be additive.

Eric Des Lauriers
Craig-Hallum Capital Group LLC, Research Division

Okay. Great. So, I suppose less disruption on the horizon in New Jersey as well. That's great.

Operator

Your next question comes from Matt McGinley of Needham.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

My first question is on the retail and wholesale segments. But I understand Gage as being a predominantly retail business at present, and it looked like it added about $11 million in revenue in the first quarter. The factors that you cited with holding inventory in New Jersey and the soft vape sales in PA would have, I think, primarily hurt the wholesale revenue in the first quarter. But when we look at your segment split, they were about within $1 million of one another of what you reported in the fourth quarter. So, I'm not sure what else dropped off in retail if the $11 million in Gage revenue was still mostly revenue. Or am I just off on that assumption? Is that a dated assumption that Gage is more equally weighted between wholesale and retail versus what we would have seen a few quarters back?

Jason Garrett Wild
Executive Chairman

Keith, do you want to take that?

Keith Stauffer
Chief Financial Officer

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Yes. Sure, Matt. Yes. So again, the 22-day period sort of distorts things because it happens to have some more wholesale sales in it for Gage. And so, when you take a full quarter split, it's more representative of what you're thinking and correctly thinking, but that short period that Gage gets into our numbers does have wholesale sales in it.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

Can you tell me what the rough split is between wholesale retail at this point?

Keith Stauffer
Chief Financial Officer

Yes. It's a little bit more skewed towards wholesale, just given that, that's lumpy versus 22 days of retail is pretty much straight line in the quarter. So, it's a little bit more skewed towards wholesale.

Matthew Robert McGinley
Needham & Company, LLC, Research Division

Yes. That makes sense. And my second question is on the inventory. Your overall inventory went up by about $22 million quarter-over-quarter, but it looks like the inventory that Gage had in early March, which wouldn't be the same amount that it would have at the end of the quarter, was around $26 million. So, I know you made the comments that you built a lot of inventory in New Jersey, but I guess we can't see that within the numbers because it looks like Gage is a pretty substantial part of that. So, I guess, can you help us understand if your $60-some million of inventory, how much of that is actually in New Jersey versus these other states? And then how should we think about that inventory when you report the second quarter? Will the initial New Jersey channel fill shipments reduce your inventory levels? Or will you be rebuilding at around the rate of depletion and those dollars will stay relatively static going forward?

Keith Stauffer
Chief Financial Officer

Yes. Good questions, Matt. So, the first thing to understand is the Michigan opening balance. So -- well, first of all, I'll start off by saying if you take those 3 markets, which are, by far, where the inventory is, it's split roughly evenly 1/3, 1/3, 1/3 between the 3 markets and then there's some inventory in Canada. But it's really Pennsylvania, New Jersey, Michigan. Also keep in mind that there's a step-up in fair value in the inventory number for Gage for Michigan. So that's a pretty notable impact of several million dollars. And then, yes, looking forward, we expect a pretty significant sell-through, of course, in the New Jersey balance that we build up over the past few months and even longer than that. So, New Jersey will come down, Pennsylvania will come down, and Michigan will be more or less steady state from what you're seeing at the end of March.

Operator

Your next question comes from Glenn Mattson of Ladenburg.

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

Yes. Just part of Ziad's comments when he spoke to Pennsylvania, but I was curious just if there's a way to possibly you could kind of like exclude the vape issue. Last quarter, you talked about having -- in December, achieved the top 3 position in the state again and all the benefits that you're starting to see from the cultivation rebuild. If you could kind of exclude the vape issue, just a better sense of did that continue into Q1. And just generally, thoughts on your market positioning in Pennsylvania.

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Ziad Ghanem
President & COO

Yes. Thanks, Glenn. I'll take a minute or 2 just to recap Pennsylvania. So, Pennsylvania is super important. It's a super important state for us. And we really believe today, and I have a lot of confidence more than ever that it will be a big winner for us for years to come. So, I'll share with you why I am so confident with as much detail as I can, would actually affect and trends over a few quarters to give a better color on it. Q3 and Q4 of 2021, we had vapes available and the flower was going and being impacted by the facility construction and renovation. So, we anchored our sales in wholesale around the non-flower SKUs. In December, as I said, we replenished our library with outstanding genetics. Q1 came in. We lost vape during the recall, and we showed increased flower sale in the down market. Increasing flower sale with even the small badges that we put of the new genetics in our stores was very exciting to us.

Today, and for Q2 2022, we have 50% of our new flower that are being produced are new genetics, and we just got full day production. So, starting in Q3 of 2022 and for the remaining of the year, we will have full production of new strains with no old genetics from a flower perspective, and we have full days production of more than 30 strains in the 4 different vape categories. So, in the last 2 to 3 weeks, we have seen vape numbers recovering where we sold in each week around 12,000 units per week of vape from almost nothing after the recall, and we expect to get well over the 15,000 units per month that we had prior to the recall.

Jason Garrett Wild
Executive Chairman

Per week. Per week.

Ziad Ghanem
President & COO

Per week. Correct.

Glenn George Mattson
Ladenburg Thalmann & Co. Inc., Research Division

Okay. Great. That's helpful color. And then just a question on the Michigan on the -- when you are able to turn on the cultivation and the other facility, the processing facility. What -- that plus market dynamics, when do you expect the Michigan market kind of margins to settle in at? Maybe -- if you do want to give us specific numbers, maybe versus current normal company margins and that kind of thing would be great.

Keith Stauffer
Chief Financial Officer

Do you want me to take that?

Ziad Ghanem
President & COO

Sure. Please, Keith.

Keith Stauffer
Chief Financial Officer

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Yes. Okay. So yes, so we've been talking about this for a while, and now it's finally coming to life where we're going to have the capability to extract and produce our own distillate and fill our own vape carts and other manufactured products. And so that's going to be a huge margin driver. And then soon the cultivation expansion is going to become a reality here. And we continue to believe and see through our projections that those -- that's going to bring our cost down in Michigan. Yes, we're feeling some pricing pressure, but we had outlined how we're dealing with that with the premium brands and premium pricing levels. And we expect to see margins like we've described in the past where we can run the business in Michigan in the 40, 45 in that type of range in the future. And there's going to be a glide path to get there as we go through the month of this year, but that's what we fully expect and see coming to fruition.

Yes. And I would just add that our extraction, I think we mentioned it in the script, but our extraction lab was finally approved, I believe, yesterday or the day before. So that had been delayed. That had been expected for a while. That's been delayed. Also, our packaging and logistics facility in Harrison was also approved in the last few weeks. There should be additive to margins going forward. And then when we had the new flower come on from the finishing of the facility in the middle of the year or the operationalization of it in the middle of the year, that will further drive better margins. We're also taking advantage -- at our retail stores, we're also taking advantage of the fact that all the third-party product that we sell. We're buying it better than we did in prior quarters.

Operator

Your next question comes from Noel Atkinson of Clarus Securities.

Noel John Atkinson
Clarus Securities Inc., Research Division

First off, just again a little bit on Pennsylvania here. Can you talk a little bit about your cannabis utilization in Pennsylvania in sort of Q1 and now versus what you were seeing in Q4? And then also as a follow-on, what are you seeing for flower margin overall in the state for trends?

Jason Garrett Wild
Executive Chairman

Ziad, do you want to take that?

Ziad Ghanem
President & COO

Yes, I can start. So in Q1 versus Q4, what has changed from a production perspective is the mix of the old genetics versus the new genetics. We started planting at the beginning of Q1. We went through the 9-week cycle of cultivation. Last call, we shared fewer strains and smaller poundage that we put out and how we tested them in only our stores. Today, we have -- we are producing half of our cultivation with new genetics. The testing from those genetics have been extremely exciting. We just look at the test of around 110 pounds that came in from those new strains, and we see -- we saw THC level at 32s and 29s, 28% and 27%.

So, the biggest change in production and cultivation in that facility has been the mix of genetics. We have spent and adjusted the facility and reconstructed and renovated the facility, whereas we grow the demand in advance towards adult use, we will be able to exponentially increase the cultivation and take full advantage of the high demand that we are convinced will be there. And there would be more demand than the supply that exists at that point in the state.

Noel John Atkinson

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Clarus Securities Inc., Research Division

Okay. And then just as a second question here. So, I realize you'll -- you are selling or will be selling third-party products as well as your own in your New Jersey stores. But if you have all 3 New Jersey stores up and running and operating to expectations or beyond, what is your inventory availability out of your existing facility? Is it able to serve those high end of your expectations? Or do you have to wait to get the additional facility online to get to those numbers?

Jason Garrett Wild
Executive Chairman

Ziad?

Ziad Ghanem
President & COO

Yes. As I mentioned, from a New Jersey perspective, it will be a -- the remaining of the year will be a demand model for us. Depending on what ratio of third party to our own brands in our stores will determine what we'll do in wholesale and how we mix it. But we have also modeled even if we put 100% of our own product in our stores, we'll still have and we already have started supplying wholesale to other peers in the market. And independently from that mix, yes, the wholesale availability will allow us to reach our upper expectation.

Operator

Your next question comes from Andrew Semple of Echelon.

Andrew Semple
Echelon Wealth Partners Inc., Research Division

Just want to dig into the details by the Pennsylvania retail store performance in the quarter, a little bit more. Just trying to piece together how the -- retail business as a whole underperformed. I know you spoke to New Jersey being roughly flat sequentially. So just want to get a better understanding maybe what were some of the headwinds faced on the retail side. And I know you've spoken to the vape impact, mostly from the wholesale standpoint. But could you also walk us through how that may have impacted our performance as well?

Ziad Ghanem
President & COO

Yes. From a retail perspective, Andrew, we're happy. We're satisfied with the performance of our retail stores. Collectively, we haven't seen any pressure on the retail stores. In part, in Q1, we have -- I have mentioned that we've seen an increase in our flower sale. We have released some of those flower into our stores initially, but our wholesale team has done also a good job quickly acquiring replacement for the vapes that we have lost. And the combination of both has allowed us to not see any pressure on the retail business in Pennsylvania.

We expect going forward with the availability of our new strains and our new flower, the new product from all the vape that I described that our own brand will increase. We already started seeing that reversal from that 70%, 30% mix to get closer to 50-50, and that's something we are extremely excited with both from the basket size, from the stickiness of the patients, but also from gross margin.

Jason Garrett Wild
Executive Chairman

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

And maybe just to add there, we did see an impact at retail from the vape recall. So, I think everything Ziad was describing was sort of setting aside that specific impact that's temporary. And overall, we see that coming back.

Andrew Semple
Echelon Wealth Partners Inc., Research Division

Understood. And then could you maybe just speak to how pricing improved in the Pennsylvania markets, given the step-up in quality you've seen on the production output coming on your facility, specifically on the dry flower side.

Ziad Ghanem
President & COO

Yes. Andrew, with the new genetics and the new products and the new vape, we are seeing the pricing holding for us in Pennsylvania.

Operator

Your next question comes from Howard Penney of Hedgeye.

Howard Wells Penney
Hedgeye Risk Management LLC

Sorry, that was me on mute. I apologize. I was curious, I thought I heard you say in Michigan, you might be converting your stores, potentially converting your stores to either a Cookies or a Gage brands. I was just wondering how the capital allocation decisions go and how you decide one brand versus the other. And I'm asking this question under the assumption that you have to pay some sort of loyalty fee to Cookies. And I have a second question after that.

Jason Garrett Wild
Executive Chairman

Sure. Ziad, do you want to take that?

Ziad Ghanem
President & COO

Yes. Howard, yes, are you asking about Michigan?

Howard Wells Penney
Hedgeye Risk Management LLC

I didn't hear the question. Yes, I thought -- maybe I didn't hear it properly, but I thought I heard you say you were thinking of converting the Pinnacle stores to either the Cookies or a Gage brand. Didn't -- did I hear that right, if I didn't hear that wrong?

Ziad Ghanem
President & COO

Yes, yes. So, you're asking about the Pinnacle. Yes. Yes, after closing, as we learn the Pinnacle business and as we dive deeper into the segment of the customers and all dispensaries, we will make the decision to rebrand the stores. We will have the strains and the products from both Gage and Cookies from a rebranding perspective. We are prepared.

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

We're budgeted for this, but we will run them for a few months before we make that decision.

Howard Wells Penney
Hedgeye Risk Management LLC

So the return on capital is the same, whether you open one or the other, there's no difference?

Ziad Ghanem
President & COO

That's correct.

Howard Wells Penney
Hedgeye Risk Management LLC

Maybe you rebrand it for one or the other?

Ziad Ghanem
President & COO

That is correct.

Howard Wells Penney
Hedgeye Risk Management LLC

Okay. Great. And then I -- yes, okay. Awesome. And then I think just based on your commentary on New Jersey throughout the call, it seems like New Jersey, the state will make it not too burdensome to expand the menu. And there's not a lot of regulatory hurdles to go through to bring in new products. Just want to confirm that given the state of -- the history of the state that they're not going to burden you with a lot of hurdles you have to jump through to expand your menu and bring on new products.

Ziad Ghanem
President & COO

Yes, Howard, that's accurate. The CRC has been extremely collaborative on bringing any new product. We saw this with our concentrates, and that's why we were able to bring those quickly to the market and launched that category on Saturday. So, we're seeing the same reaction and we expect the same ease in expanding and bringing in new products.

Operator

Ladies and gentlemen, at this time, I would like to turn the conference back to Mr. Jason Wild for closing remarks. Please go ahead, sir.

Jason Garrett Wild
Executive Chairman

Thank you, everybody, for joining us here today. I look forward to reporting in the not too distant future, reporting the results of our Q2. As we've mentioned multiple times, there will be substantial progress in Q2 and even more so beyond in the second half of the year. Thank you all so much for being on the call here today, and we look forward to speaking to you soon.

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

Operator

Ladies and gentlemen, this does conclude your conference call for today. We would like to thank you for participating and ask that you please disconnect your lines.

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TERRASCEND CORP. FQ1 2022 EARNINGS CALL | MAY 12, 2022

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